Exhibit 99.1

WAUSAU PAPER ANNOUNCES SECOND-QUARTER RESULTS

MOSINEE, WI – July 25, 2011 – Wausau Paper (NYSE:WPP) today reported that:

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Second-quarter net earnings of $0.07 per share compared with a first-quarter net loss of $0.03 per share and prior-year net earnings of $0.11 per share.

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Excluding special items, second-quarter adjusted net earnings of $0.08 per share increased from first-quarter and prior-year earnings of $0.03 per share and $0.07 per share, respectively.

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Product trials on the Paper segment’s rebuilt Brainerd, Minnesota, paper machine were successfully completed with commercialization underway.

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Tissue segment’s $220 million expansion is advancing according to plan – groundbreaking at the Harrodsburg, Kentucky, site is scheduled for early August.

The company reported second-quarter net earnings of $3.2 million, or $0.07 per share, compared with net earnings of $5.6 million, or $0.11 per share, in the prior year.  Net sales increased 1 percent to $267.1 million, as shipments decreased 3 percent to 162,000 tons, due primarily to volume reductions associated with a reduced operating schedule at the Paper segment’s mill in Brokaw, Wisconsin.

Second-quarter results included after-tax capital-related expenses of $0.7 million, or $0.01 per share, associated with the Brainerd machine rebuild and the Tissue segment expansion at Harrodsburg.  Second-quarter results also included after-tax timberland sales gains of $0.2 million, or less than $0.01 per share, in the current year and $2.3 million, or $0.05 per share, in the prior year.  Excluding capital-related expenses and timberland sales gains, second-quarter adjusted net earnings were $3.7 million, or $0.08 per share, compared with adjusted earnings of $3.3 million, or $0.07 per share, last year.  Adjusted net earnings for the first six months of 2011 were $5.0 million, or $0.10 per share, compared with prior-year earnings of $7.4 million, or $0.15 per share.  Adjusted net earnings per share is a non-GAAP measure and three-month and six-month results are reconciled to GAAP earnings per share below:

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

GAAP Net Earnings Per Share	$0.07	$ 0.11	$0.04	$ 0.17
Capital Related Expenses (1)	$0.01	–	$0.06	–
Brokaw Operations Adjustment (2)	–	–	$0.01	–
Income Tax Law Change (3)	–	–	–	$ 0.02
Gain on Sale of Timberlands	–	$(0.05)	–	$(0.05)

Adjusted Net Earnings Per Share	$0.08	$0.07	$0.10	$0.15

Note:  Totals may not foot due to rounding differences.

(1) Expenses associated with the rebuild of a paper machine at Brainerd, Minnesota, and the Tissue expansion project at Harrodsburg, Kentucky.

(2) Charges related to the transition of Brokaw mill operations from a 7- to a 5- day-per-week schedule.

(3) Charges related to the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.

Commenting on second-quarter results, Thomas J. Howatt, president and CEO, stated, “Earnings improved from first-quarter and prior-year levels despite elevated input costs, demand variability and persistently weak economic conditions.   Increased shipments in targeted technical markets drove product mix gains and enabled our Paper unit to achieve a third consecutive quarter of year-over-year profit improvement.  At the same time, Tissue segment profits recovered from the first quarter as shipments rebounded to seasonally normal levels.”

Looking to the third quarter, Mr. Howatt commented, “Commercialization of tape products from the rebuilt Brainerd machine is well underway and we expect volumes to ramp up over the next several quarters.  Customer response to our announced Tissue capacity expansion has been highly encouraging and we are working to accelerate growth ahead of the planned January 2013 tissue machine start-up.  These projects support growth in our target markets and are expected to substantially improve long-term shareholder returns.”

The company expects that the initial benefits of recent selling price increases will only partially offset record-high wastepaper costs and continuing demand weakness in printing & writing markets over the next quarter. As a result, adjusted third-quarter earnings are expected in the range of $0.11 - $0.14 per share as compared with $0.20 per share last year.

TISSUE SEGMENT

The Tissue segment’s second-quarter operating profit of $8.7 million improved from $6.3 million in the first quarter and compared with $10.5 million last year.  First- and second-quarter results included pre-tax expenses related to the Tissue expansion project of $0.2 million and $0.4 million, respectively. Net sales declined 1 percent as shipments increased 1 percent over the year-ago period. Value-added Green Seal™-certified product shipments increased 3 percent as compared with the same period last year while fiber and energy costs increased $2.8 million.  Phased implementation of announced selling price increases is expected to offset rapidly escalating purchased parent roll and record-high wastepaper costs to improve profitability late in the year.

The $220 million Tissue expansion announced on April 13 is proceeding according to schedule with groundbreaking scheduled for August 2. The project, which includes a 75,000 ton-per-year machine capable of producing premium towel and tissue products from 100 percent recycled fiber, is expected to be completed in late 2012 with start-up scheduled for the first quarter of 2013.

PAPER SEGMENT

The Paper segment reported a second-quarter operating profit of $2.4 million compared with $1.4 million last year. Current-year results include pre-tax expenses of $0.7 million associated with completion of tape trials on the rebuilt Brainerd machine. Shipments declined 5 percent due largely to a reduced operating schedule implemented earlier in the year at the Brokaw mill while net sales increased 1 percent, reflecting the benefit of increased selling prices and product mix improvement. With commercialization of tape and industrial grades well underway on the rebuilt machine, the Paper segment intends to further improve product mix and profitability by shifting Brainerd production from printing & writing to technical products over the next 18-24 months.

FINANCING ACTIVITIES

On April 4, 2011, the company issued $50 million of seven-year Senior Notes with an interest rate of 4.68 percent per annum.  Proceeds were used, in part, to repay $35 million of Senior Notes maturing in August with an interest rate of 7.43 percent per annum.

TIMBERLAND SALES

The company sold 320 acres of timberlands in the second quarter for an after-tax gain of $0.2 million.  Approximately 7,600 acres of non-strategic timberlands remain in the company’s sales program.

CONFERENCE CALL

Wausau Paper’s second-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, July 26, and can be accessed through the investor information section of the company’s web site at www.wausaupaper.com.  A replay of the webcast will be available at the same site through August 2.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products. The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (unaudited)	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Net sales	$267,146	$265,621	$516,061	$521,483
Cost of sales	240,638	235,109	467,926	463,987
Gross profit	26,508	30,512	48,135	57,496
Selling & administrative expenses	18,847	19,707	40,908	38,880
Operating profit	7,661	10,805	7,227	18,616
Interest expense	(2,036)	(1,865)	(3,775)	(3,166)
Loss on early extinguishment of debt	(666)	–	(666)	–
Other income, net	10	43	43	171
Earnings before income taxes	4,969	8,983	2,829	15,621
Provision for income taxes	1,739	3,414	990	7,137

Net earnings	$ 3,230	$ 5,569	$ 1,839	$ 8,484

Net earnings per share (basic and diluted)	$ 0.07	$ 0.11	$ 0.04	$ 0.17
Weighted average shares outstanding – basic	49,164	48,967	49,147	48,959
Weighted average shares outstanding – diluted	49,398	49,257	49,366	49,242

Condensed Consolidated Balance Sheets (Note 1)			June 30,	December 31,
			2011	2010
Current assets			$250,477	$243,898
Property, plant, and equipment, net			390,627	380,801
Other assets			51,255	52,910
Total Assets			$692,359	$677,609

Current liabilities			$132,446	$134,759
Long-term debt			140,780	127,382
Other liabilities			160,813	155,802
Stockholders’ equity			258,320	259,666
Total Liabilities and Stockholders’ Equity			$692,359	$677,609

Condensed Consolidated Statements	Six Months
of Cash Flows (unaudited)	Ended June 30,
	2011	2010
Cash flows from operating activities:
Net earnings	$ 1,839	$ 8,484
Provision for depreciation, depletion, and amortization	28,403	28,103
Gain on sale of assets	(41)	(4,625)
Deferred income taxes and other non-cash items	(928)	(405)
Loss on early extinguishment of debt	666	–
Changes in operating assets and liabilities:
Receivables	(10,826)	408
Inventories	(725)	(10,769)
Accounts payable and other liabilities	2,812	(7,908)
Other	(2,886)	(6,171)
Net cash provided by operating activities	18,314	7,117

Cash flows from investing activities:
Capital expenditures	(29,407)	(15,926)
Grants received for capital expenditures	434	–
Proceeds from property, plant, and equipment disposals	417	4,919
Net cash used in investing activities	(28,556)	(11,007)

Cash flows from financing activities:
Net payments of commercial paper	(1,460)	(9,979)
Net payments under credit agreement	–	(33,000)
Issuances of notes payable	50,000	50,000
Payments under notes payable obligations	(35,000)	(28)
Payment of premium on early extinguishment of debt	(708)	–
Dividends paid	(2,955)	(4)
Proceeds from stock option exercises	–	229
Net cash provided by financing activities	9,877	7,218

Net (decrease) increase in cash & cash equivalents	$ (365)	$ 3,328

Note 1.  Balance sheet amounts at June 30, 2011, are unaudited.  The December 31, 2010, amounts are derived from audited financial statements.

Note 2.  During the second quarter of 2011, we settled our obligations related to the $35.0 million unsecured private placement notes scheduled to expire in August 2011.  The settlement of these obligations resulted in a loss on early extinguishment of debt of $0.7 million in the three months ended June 30, 2011, which reflects the premiums paid to retire the unsecured private placement notes, net of unamortized premiums and issuance costs.

Note 3. Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:

Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.  The Paper segment produces specialty and fine printing and writing papers within four core markets – Food, Industrial & Tape, Coated & Liner, and Print & Color.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander, Mosinee, and Brokaw, Wisconsin.

Following is asset information, sales, operating profit (loss), and other significant items by segment.

(in thousands, except ton data)			June 30,	December 31,
			2011	2010
Segment assets (Note 1)
Tissue			$210,863	$208,988
Paper			448,321	431,512
Corporate & Unallocated*			33,175	37,109
			$692,359	$677,609

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Net sales external customers (unaudited)
Tissue	$ 86,029	$ 86,585	$162,920	$166,452
Paper	181,117	179,036	353,141	355,031
	$267,146	$265,621	$516,061	$521,483

Operating profit (loss) (unaudited)
Tissue	$ 8,657	$ 10,542	$ 14,968	$ 21,612
Paper	2,425	1,422	1,067	3,444
Corporate & Eliminations	(3,421)	(1,159)	(8,808)	(6,440)
	$ 7,661	$ 10,805	$ 7,227	$ 18,616

Depreciation, depletion, and amortization (unaudited)
Tissue	$ 7,695	$ 7,530	$ 15,350	$ 14,939
Paper	5,969	5,918	11,847	11,934
Corporate & Unallocated	603	684	1,206	1,230
	$ 14,267	$ 14,132	$ 28,403	$ 28,103

Tons sold (unaudited)
Tissue	45,027	44,564	85,271	86,332
Paper	117,332	123,124	229,216	249,574
	162,359	167,688	314,487	335,906

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.